For Immediate Release	Inquiries: Felise Glantz Kissell (215) 409-7287 Kissell-Felise@aramark.com
Gene Cleary (215) 409-7945 Cleary-Gene@aramark.com
Aramark Reports Second Quarter Earnings
YEAR-OVER-YEAR SUMMARY
•Revenue +7%; Organic Revenue +9%
◦Growth from strong base business volume, pricing actions, and net new business
◦Record revenue in a second quarter for both the FSS U.S. and International segments
•Operating Income +27%1; Adjusted Operating Income (AOI) +29%2
◦Operating Income Margin +59 bps; AOI Margin +69 bps2
◦Increased profitability from revenue growth, supply chain strategies, and cost discipline
•GAAP EPS +271%1 to $0.20; Adjusted EPS +79%2 to $0.29
◦Results reflected ongoing commitment to profitable growth across organization
◦GAAP EPS benefited from lower interest expense associated with repayment of 2025 Senior Notes
•Opportunistically Enhanced Capital Structure in the Second Quarter
◦Favorably repriced 2028 and 2030 Term Loans by 50 bps; expected interest expense savings
◦Over $1.1 billion in cash availability at quarter-end
Philadelphia, PA, May 7, 2024 - Aramark (NYSE: ARMK) today reported second quarter fiscal 2024 results.
“The Company’s strong momentum continued across the business, generating record revenue for any second quarter in our history in both the FSS US and International segments, as well as record second quarter profit in International,” said John Zillmer, Aramark’s Chief Executive Officer. “Our revenue performance reflected our ability to execute on our strategic priorities, including driving volume growth and net new business. The vast majority of our profitability improvement in the second quarter was from leveraging higher revenue, accelerating our supply chain objectives, and ensuring a disciplined control of costs—while also benefiting from inflation trends.”

1Operating Income and GAAP EPS reported on a continuing operations basis
2On a constant-currency basis; Adjusted EPS excludes the interest expense, net of tax, recorded during fiscal 2023 on the $1.5 billion Senior Notes due 2025 that were repaid in the current year

SECOND QUARTER RESULTS
Consolidated revenue was $4.2 billion in the second quarter, a 7% increase year-over-year, driven by strong base business volume, pricing actions, and net new business growth. The effect of currency translation reduced revenue by $84 million.
Organic revenue, which adjusts for the effect of currency translation, grew 9% compared to the prior year period.

	Revenue
	Q2 '24	Q2 '23	Change (%)	Organic Revenue Change (%)
FSS United States	$3,044M	$2,843M	7%	7%
FSS International	1,156	1,073	8%	16%
Total Company	$4,200M	$3,916M	7%	9%
Difference between Change (%) and Organic Revenue Change (%) reflects the impact of currency translation
May not total due to rounding

•FSS United States revenue growth was led by 1) Education, particularly in Collegiate Hospitality, primarily from the increase in student meal plan participation, as well as pricing initiatives from the start of the academic year; 2) higher per capita spending and attendance levels at stadiums and arenas in the Sports & Entertainment business; and 3) from significant new client wins and strong base business growth in the Business & Industry sector.
•FSS International revenue growth was broad based, largely from mining services in Latin America, increased business dining volume in the United Kingdom, and continued strength in Education throughout Canada. Revenue on a U.S. GAAP basis also reflected the effect of currency translation as referenced above.
Operating Income increased 27% year-over-year to $159 million, and AOI grew 29%2 to $187 million, which represented an operating income margin increase of 59 basis points and an AOI margin increase of 69 basis points2 year-over-year. Increased profitability continued to be driven by the Company’s ability to leverage higher revenue levels, supply chain strategies, and disciplined control of costs, as well as improving inflation trends. The impact of currency translation reduced operating income by $3 million.

	Operating Income			Adjusted Operating Income (AOI)
	Q2 '24	Q2 '23	Change (%)	Q2 '24	Q2 '23	Change (%)	Constant Currency Change (%)
FSS United States	$144M	$151M	(4)%	$168M	$139M	21%	21%
FSS International*	43	7	***	47	39	21%	29%
Corporate	(28)	(33)	15%	(28)	(30)	8%	8%
Total Company	$159M	$125M	27%	$187M	$147M	27%	29%
May not total due to rounding
*FSS International Q2 '23 results included the contribution of the Company's noncontrolling interest in AIM Services, which was sold in the third quarter of fiscal 2023
*** Not meaningful
Year-over-year profitability improvement resulted from the following segment performance:
•FSS United States benefited from higher base business volume, the maturity of new business, operating cost management across the portfolio, and supply chain efficiencies.
Operating Income in the prior year also included non-cash income associated with the reversal of contingent consideration from certain acquisitions.
•FSS International achieved higher base business and net new business, along with stronger supply chain economics. The segment reported record second quarter profitability, despite not having the contribution of AIM Services following the Company's sale of its noncontrolling interest in the third quarter of fiscal 2023.
Operating Income in the prior year also included severance charges related to organizational restructuring initiatives.
•Corporate expenses were lower primarily from tight control of above-unit overhead costs.

CASH FLOW AND CAPITAL STRUCTURE
The second quarter generated a cash inflow associated with Aramark's normal seasonal business cadence. Net cash provided by operating activities during the second quarter was $221 million, and Free Cash Flow was $140 million. Additionally, the Company paid approximately $25 million in the quarter for the remaining fees associated with the completion of the spin transaction, which occurred on September 30, 2023.

In the second quarter, Aramark proactively repriced its 2028 Term Loan B of $730 million and 2030 Term Loan B of $1.1 billion at lower interest rates. The Company expects the repricing action to result in interest expense savings of approximately $10 million annually. At quarter-end, Aramark had over $1.1 billion in cash availability.

DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 9.5 cents per share of common stock, as announced on April 29, 2024. The dividend will be payable on May 28, 2024, to stockholders of record at the close of business on May 13, 2024.

BUSINESS UPDATE
Aramark's ongoing commitment to profitable growth across the Company resulted in another strong quarter in both the top- and bottom-line. The Company continues to benefit from increased base business volume, pricing actions, and net new business. Aramark believes it is differentiating itself by creating food and facility service offerings focused on innovation around customer experiences.

The Company expects to increasingly scale its higher revenue through supply chain efficiencies—including enhanced data harmonization and analytics—and disciplined cost management, as well as improving inflation trends.

Aramark believes its hospitality focused culture continues to create significant opportunities for the Company.

OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income growth, Adjusted Earnings per Share growth, and Net Debt to Covenant Adjusted EBITDA ("Leverage Ratio") on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the effect of currency translation. The fiscal 2024 outlook reflects management's current assumptions regarding numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the United States Securities and Exchange Commission.
As a result of Aramark's strong performance in the first half of fiscal 2024, the Company raised its full-year Outlook for Organic Revenue growth, after indicating AOI growth and adjusted EPS growth would be toward the higher end of the range last quarter.

Aramark currently anticipates the following full-year performance for fiscal 2024:

Organic Revenue Growth	AOI Growth	Adjusted EPS Growth	Leverage
~ +9%	+17% to +20%	+30% to +35%	~ 3.5x
(previously +7% to +9%)
Constant Currency, except Leverage Ratio
“Our updated Outlook represents the confidence we have in our global teams whose efforts and passion define our success,” Zillmer continued. “The Company is at an exciting inflection point as we execute on our strategies—all with a focus to create significant value for our stakeholders.”

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com, on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 15 countries around the world with food and facilities management. Because of our hospitality culture, our employees strive to do great things for each other, our partners, our communities, and the planet. Aramark has been recognized on FORTUNE’s list of “World’s Most Admired Companies,” Fair360’s “Top 50 Companies for Diversity” and “Top Companies for Supplier Diversity,” Newsweek’s list of “America’s Most Responsible Companies 2024,” the HRC’s “Best Places to Work for LGBTQ Equality,” and earned a score of 100 on the Disability Equality Index. Learn more at www.aramark.com and connect with us on LinkedIn, Facebook, X, and Instagram.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue, adjusted to eliminate the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; severance and other charges; spin-off related charges and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net income from continuing operations attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; severance and other charges; spin-off related charges; the effect of debt repayments and repricings on interest expense, net, and other items impacting comparability, less the tax impact of these adjustments. The tax effect for Adjusted Net Income for our United States earnings is calculated using a blended United States federal and state tax rate. The tax effect for Adjusted Net Income in jurisdictions outside the United States is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency), Net of Interest Adjustment
Adjusted Net Income (Constant Currency), Net of Interest Adjustment represents Adjusted Net Income adjusted to eliminate the impact of currency translation and interest expense, net of tax, recorded during fiscal 2023 on the $1.5 billion Senior Notes due 2025 that were repaid in the current year.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation and interest expense, net of tax, recorded during fiscal 2023 on the $1.5 billion Senior Notes due 2025 that were repaid in the current year.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income from continuing operations attributable to Aramark stockholders adjusted for interest expense, net; provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. We also use Net Debt for our ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents and short-term marketable securities.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities of continuing operations less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (including on a constant currency basis, net of interest adjustment), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income, earnings per share or net cash (used in) provided by operating activities, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules

Spin-off of Uniform Services - as previously announced, the Company completed the spin-off of the Uniform segment into an independent publicly traded company, Vestis Corporation, on September 30, 2023. As a result, the Uniform segment historical results and assets and liabilities included in the spin-off are reported as discontinued operations in the Company's condensed consolidated financial statements for all periods prior to the separation and distribution as reflected below.

Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense recognized on acquisition-related intangible assets.

Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($6.2 million for year-to-date 2024 and $29.0 million for both the second quarter and year-to-date 2023).

Spin-off Related Charges - adjustments to eliminate charges related to the Company's spin-off of the Uniform segment, including accounting and legal related expenses, third party advisory costs and other costs. Adjustment also eliminates charitable contribution expense for the contribution of Vestis shares to a donor advised fund in order to fund charitable contributions ($8.8 million for year-to-date 2024).

Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of the Company's ongoing operational performance, primarily for charges related to hyperinflation in Argentina ($0.9 million for the second quarter of 2024, $4.8 million for year-to-date 2024, $2.8 million for the second quarter of 2023 and $3.9 million for year-to-date 2023), expense for contingent consideration liabilities related to acquisition earn outs, net of reversals ($0.5 million expense for year-to-date 2024, $48.2 million net reversal for the second quarter of 2023 and $73.9 million net reversal for year-to-date 2023), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment ($3.4 million for the second quarter of 2023 and $21.7 million for year-to-date 2023), non-cash charges related to information technology assets ($6.1 million for both the second quarter and year-to-date 2023), non-cash charges for the impairment of certain assets related to a business held-for-sale ($5.2 million for year-to-date 2023), pension withdrawal charges ($4.7 million for both the second quarter and year-to-date 2023), charges related to the retirement of the Company's former Executive Vice President of Human Resources ($2.6 million for year-to-date 2023), cash termination fees and moving costs related to exiting a real estate property ($1.3 million for year-to-date 2023) and other miscellaneous charges.

Effect of Debt Repayments and Repricings on Interest Expense, net - adjustments to eliminate expenses associated with the repayment of the Senior Notes due 2025 by the Company in the applicable period such as charges related to the payment of a call premium ($23.9 million for year-to-date 2024) and non-cash charges for the write-off of unamortized debt issuance costs ($7.9 million for year-to-date 2024). Adjustment also eliminates expenses associated with the repricing of the United States Term B-5 Loans due 2028 and United States Term B-6 Loans due 2030 such as non-cash charges for the write-off of unamortized debt issuance costs and discount ($1.2 million for both the second quarter of 2024 and year-to-date 2024) and the payment of third party costs ($0.4 million for both the second quarter of 2024 and year-to-date 2024).
Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to Adjusted Net Income calculated based on a blended United States federal and state tax rate for United States adjustments and the local country tax rate for adjustments in jurisdictions outside the United States. Adjustment also eliminates the tax related impact of the Company's spin-off of the Uniform segment, including a valuation allowance recorded based on the Company's ability to utilize foreign tax credits ($7.1 million charge for year-to-date 2024), disallowed transaction costs ($2.6 million charge for year-to-date 2024) and the restatement of the Company's deferred tax position ($1.9 million benefit for year-to-date 2024). Additionally, the adjustment reverses valuation allowances recorded against deferred tax assets in a foreign subsidiary that were previously deemed to be not realizable ($3.8 million for both the second quarter and year-to-date 2023).

Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Effect of Repayment of the Senior Notes due 2025, net - adjustments to eliminate the interest expense, net of tax, recorded during 2023 on the $1.5 billion Senior Notes due 2025 that were repaid in 2024.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "Outlook" and those related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: unfavorable economic conditions; natural disasters, global calamities, climate change, pandemics, energy shortages, sports strikes and other adverse incidents; geopolitical events including, but not limited to, the ongoing conflict between Russia and Ukraine and the growing conflict in the Middle East, global supply chain disruptions, inflation, volatility and disruption of global financial markets; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; risks associated with the completed spin-off of Aramark Uniform and Career Apparel ("Uniform") as an independent publicly traded company to our stockholders; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; increases or changes in income tax rates or tax-related laws; potential liabilities, increased costs, reputational harm, and other adverse effects based on our commitments and stakeholder expectations relating to environmental, social and governance considerations; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; variable rate indebtedness that subjects us to interest rate risk; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; and other factors set forth under the headings "Part I, Item 1A Risk Factors," "Part I, Item 3 Legal Proceedings" and "Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on November 21, 2023 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 29, 2024	March 31, 2023
Revenue	$4,199,913	$3,916,156
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	3,869,152	3,621,405
Depreciation and amortization	109,118	103,169
Selling and general corporate expenses	62,557	66,225
	4,040,827	3,790,799
Operating income	159,086	125,357
Interest Expense, net	86,377	113,604
Income from Continuing Operations Before Income Taxes	72,709	11,753
Provision (Benefit) for Income Taxes from Continuing Operations	19,707	(2,337)
Net income from Continuing Operations	53,002	14,090
Less: Net loss attributable to noncontrolling interests	(447)	(159)
Net income from Continuing Operations attributable to Aramark stockholders	53,449	14,249
Income from Discontinued Operations, net of tax	—	41,792
Net income attributable to Aramark stockholders	$53,449	$56,041

Basic earnings per share attributable to Aramark stockholders:
Income from Continuing Operations	$0.20	$0.05
Income from Discontinued Operations	—	0.16
Basic earnings per share attributable to Aramark stockholders	$0.20	$0.21

Diluted earnings per share attributable to Aramark stockholders:
Income from Continuing Operations	$0.20	$0.05
Income from Discontinued Operations	—	0.16
Diluted earnings per share attributable to Aramark stockholders	$0.20	$0.21

Weighted Average Shares Outstanding:
Basic	262,841	260,673
Diluted	265,282	262,537

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Six Months Ended
	March 29, 2024	March 31, 2023
Revenue	$8,607,678	$7,829,876
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	7,914,230	7,213,207
Depreciation and amortization	214,662	205,766
Selling and general corporate expenses	152,750	133,861
	8,281,642	7,552,834
Operating income	326,036	277,042
Interest Expense, net	200,939	214,555
Income from Continuing Operations Before Income Taxes	125,097	62,487
Provision for Income Taxes from Continuing Operations	43,578	10,399
Net income from Continuing Operations	81,519	52,088
Less: Net loss attributable to noncontrolling interests	(466)	(659)
Net income from Continuing Operations attributable to Aramark stockholders	81,985	52,747
Income from Discontinued Operations, net of tax	—	77,445
Net income attributable to Aramark stockholders	$81,985	$130,192

Basic earnings per share attributable to Aramark stockholders:
Income from Continuing Operations	$0.31	$0.20
Income from Discontinued Operations	—	0.30
Basic earnings per share attributable to Aramark stockholders	$0.31	$0.50

Diluted earnings per share attributable to Aramark stockholders:
Income from Continuing Operations	$0.31	$0.20
Income from Discontinued Operations	—	0.30
Diluted earnings per share attributable to Aramark stockholders	$0.31	$0.50

Weighted Average Shares Outstanding:
Basic	262,447	260,063
Diluted	264,775	261,993

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	March 29, 2024	September 29, 2023
Assets

Current Assets:
Cash and cash equivalents	$356,605	$1,927,088
Receivables	2,220,634	1,970,782
Inventories	388,279	403,707
Prepayments and other current assets	362,903	297,519
Current assets of discontinued operations	—	620,931
Total current assets	3,328,421	5,220,027
Property and Equipment, net	1,490,772	1,425,973
Goodwill	4,635,450	4,615,986
Other Intangible Assets	1,820,644	1,804,473
Operating Lease Right-of-use Assets	632,079	572,268
Other Assets	653,534	728,678
Noncurrent Assets of Discontinued Operations	—	2,503,836
	$12,560,900	$16,871,241

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$42,399	$1,543,032
Current operating lease liabilities	50,108	51,271
Accounts payable	1,096,634	1,271,859
Accrued expenses and other current liabilities	1,468,961	1,768,281
Current liabilities of discontinued operations	—	395,524
Total current liabilities	2,658,102	5,029,967
Long-Term Borrowings	5,879,086	5,098,662
Noncurrent Operating Lease Liabilities	241,055	245,871
Deferred Income Taxes and Other Noncurrent Liabilities	883,790	914,064
Noncurrent Liabilities of Discontinued Operations	—	1,861,735
Commitments and Contingencies
Redeemable Noncontrolling Interests	7,727	8,224
Total Stockholders' Equity	2,891,140	3,712,718
	$12,560,900	$16,871,241

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended
	March 29, 2024	March 31, 2023
Cash flows from operating activities of Continuing Operations:
Net income from Continuing Operations	$81,519	$52,088
Adjustments to reconcile Net income from Continuing Operations to Net cash used in operating activities of Continuing Operations:
Depreciation and amortization	214,662	205,766
Asset write-downs	—	27,781
Reduction of contingent consideration liability	—	(73,891)
Deferred income taxes	(7,810)	18,821
Share-based compensation expense	29,444	39,123
Changes in operating assets and liabilities	(737,802)	(578,947)
Payments made to clients on contracts	(99,002)	(85,335)
Other operating activities	83,192	32,156
Net cash used in operating activities of Continuing Operations	(435,797)	(362,438)
Cash flows from investing activities of Continuing Operations:
Net purchases of property and equipment and other	(192,243)	(162,595)
Acquisitions, divestitures and other investing activities	(97,578)	(41,569)
Net cash used in investing activities of Continuing Operations	(289,821)	(204,164)
Cash flows from financing activities of Continuing Operations:
Net proceeds/payments of long-term borrowings	(1,349,204)	136,703
Net change in funding under the Receivables Facility	600,000	395,065
Payments of dividends	(49,862)	(57,225)
Proceeds from issuance of common stock	15,583	32,681
Other financing activities	(49,529)	(21,107)
Net cash (used in) provided by financing activities of Continuing Operations	(833,012)	486,117
Discontinued Operations:
Net cash provided by operating activities	—	69,716
Net cash used in investing activities	—	(21,693)
Net cash used in financing activities	—	(12,480)
Net cash provided by Discontinued Operations	—	35,543
Effect of foreign exchange rates on cash and cash equivalents and restricted cash	404	14,492
Decrease in cash and cash equivalents and restricted cash	(1,558,226)	(30,450)
Cash and cash equivalents and restricted cash, beginning of period	1,972,367	365,431
Cash and cash equivalents and restricted cash, end of period	$414,141	$334,981

Balance Sheet classification
(in thousands)	March 29, 2024	March 31, 2023
Cash and cash equivalents	$356,605	$292,199
Restricted cash in Prepayments and other current assets	57,536	32,289
Cash and cash equivalents in Current assets of discontinued operations	—	10,493
Total cash and cash equivalents and restricted cash	$414,141	$334,981

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	March 29, 2024
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$3,043,504	$1,156,409		$4,199,913
Operating Income (as reported)	$144,365	$42,576	$(27,855)	$159,086
Operating Income Margin (as reported)	4.74%	3.68%		3.79%

Revenue (as reported)	$3,043,504	$1,156,409		$4,199,913
Effect of Currency Translation	(101)	83,673		83,572
Adjusted Revenue (Organic)	$3,043,403	$1,240,082		$4,283,485
Revenue Growth (as reported)	7.05%	7.77%		7.25%
Adjusted Revenue Growth (Organic)	7.04%	15.57%		9.38%

Operating Income (as reported)	$144,365	$42,576	$(27,855)	$159,086
Amortization of Acquisition-Related Intangible Assets	23,624	3,751	—	27,375
Gains, Losses and Settlements impacting comparability	—	965	—	965
Adjusted Operating Income	$167,989	$47,292	$(27,855)	$187,426
Effect of Currency Translation	(23)	3,048	—	3,025
Adjusted Operating Income (Constant Currency)	$167,966	$50,340	$(27,855)	$190,451

Operating Income Growth (as reported)	(4.48)%	***	14.71%	26.91%
Adjusted Operating Income Growth	21.21%	21.43%	7.56%	27.15%
Adjusted Operating Income Growth (Constant Currency)	21.20%	29.26%	7.56%	29.21%
Adjusted Operating Income Margin	5.52%	4.09%		4.46%
Adjusted Operating Income Margin (Constant Currency)	5.52%	4.06%		4.45%

	Three Months Ended
	March 31, 2023
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,843,149	$1,073,007		$3,916,156

Operating Income (as reported)	$151,129	$6,887	$(32,659)	$125,357
Amortization of Acquisition-Related Intangible Assets	19,213	3,200	—	22,413
Severance and Other Charges	2,310	26,090	552	28,952
Spin-off Related Charges	—	—	1,941	1,941
Gains, Losses and Settlements impacting comparability	(34,061)	2,768	32	(31,261)
Adjusted Operating Income	$138,591	$38,945	$(30,134)	$147,402

Operating Income Margin (as reported)	5.32%	0.64%		3.20%
Adjusted Operating Income Margin	4.87%	3.63%		3.76%

*** Not meaningful

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Six Months Ended
	March 29, 2024
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$6,256,236	$2,351,442		$8,607,678
Operating Income (as reported)	$319,130	$88,819	$(81,913)	$326,036
Operating Income Margin (as reported)	5.10%	3.78%		3.79%

Revenue (as reported)	$6,256,236	$2,351,442		$8,607,678
Effect of Currency Translation	64	86,271		86,335
Adjusted Revenue (Organic)	$6,256,300	$2,437,713		$8,694,013
Revenue Growth (as reported)	8.54%	13.83%		9.93%
Adjusted Revenue Growth (Organic)	8.54%	18.01%		11.04%

Operating Income (as reported)	$319,130	$88,819	$(81,913)	$326,036
Amortization of Acquisition-Related Intangible Assets	44,041	7,238	—	51,279
Severance and Other Charges	6,149	—	92	6,241
Spin-off Related Charges	—	—	29,037	29,037
Gains, Losses and Settlements impacting comparability	568	4,844	—	5,412
Adjusted Operating Income	$369,888	$100,901	$(52,784)	$418,005
Effect of Currency Translation	72	2,525	—	2,597
Adjusted Operating Income (Constant Currency)	$369,960	$103,426	$(52,784)	$420,602

Operating Income Growth (as reported)	3.04%	163.98%	(23.52)%	17.68%
Adjusted Operating Income Growth	19.74%	30.09%	11.81%	27.98%
Adjusted Operating Income Growth (Constant Currency)	19.77%	33.34%	11.81%	28.78%
Adjusted Operating Income Margin	5.91%	4.29%		4.86%
Adjusted Operating Income Margin (Constant Currency)	5.91%	4.24%		4.84%

	Six Months Ended
	March 31, 2023
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$5,764,186	$2,065,690		$7,829,876

Operating Income (as reported)	$309,711	$33,646	$(66,315)	$277,042
Amortization of Acquisition-Related Intangible Assets	38,334	5,762	—	44,096
Severance and Other Charges	2,310	26,090	552	28,952
Spin-off Related Charges	—	—	3,431	3,431
Gains, Losses and Settlements impacting comparability	(41,458)	12,067	2,481	(26,910)
Adjusted Operating Income	$308,897	$77,565	$(59,851)	$326,611

Operating Income Margin (as reported)	5.37%	1.63%		3.54%
Adjusted Operating Income Margin	5.36%	3.75%		4.17%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 29, 2024	March 31, 2023	March 29, 2024	March 31, 2023
Net Income from Continuing Operations Attributable to Aramark Stockholders (as reported)	$53,449	$14,249	$81,985	$52,747
Adjustment:
Amortization of Acquisition-Related Intangible Assets	27,375	22,413	51,279	44,096
Severance and Other Charges	—	28,952	6,241	28,952
Spin-off Related Charges	—	1,941	29,037	3,431
Gains, Losses and Settlements impacting comparability	965	(31,261)	5,412	(26,910)
Effect of Debt Repayments and Repricings on Interest Expense, net	1,595	—	33,352	—
Tax Impact of Adjustments to Adjusted Net Income	(6,785)	(10,522)	(21,905)	(15,616)
Adjusted Net Income	$76,599	$25,772	$185,401	$86,700
Effect of Currency Translation, net of Tax	3,699	—	1,317	—
Effect of Repayment of the Senior Notes due 2025, net	—	18,527	—	37,040
Adjusted Net Income (Constant Currency), Net of Interest Adjustment	$80,298	$44,299	$186,718	$123,740

Earnings Per Share (as reported)
Net Income from Continuing Operations Attributable to Aramark Stockholders (as reported)	$53,449	$14,249	$81,985	$52,747
Diluted Weighted Average Shares Outstanding	265,282	262,537	264,775	261,993
	$0.20	$0.05	$0.31	$0.20
Earnings Per Share Growth (as reported) %	271%		54%

Adjusted Earnings Per Share
Adjusted Net Income	$76,599	$25,772	$185,401	$86,700
Diluted Weighted Average Shares Outstanding	265,282	262,537	264,775	261,993
	$0.29	$0.10	$0.70	$0.33
Adjusted Earnings Per Share Growth %	194%		112%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency), Net of Interest Adjustment	$80,298	$44,299	$186,718	$123,740
Diluted Weighted Average Shares Outstanding	265,282	262,537	264,775	261,993
	$0.30	$0.17	$0.71	$0.47
Adjusted Earnings Per Share Growth (Constant Currency) %	79%		49%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	March 29, 2024	March 31, 2023
Net Income Attributable to Aramark Stockholders (as reported)	$625,901	$246,317
Less: Income from Discontinued Operations, net of tax	(148,987)	—
Net Income from Continuing Operations Attributable to Aramark Stockholders	$476,914	$246,317
Interest Expense, net	423,859	405,391
Provision for Income Taxes	149,605	76,907
Depreciation and Amortization	418,753	537,797
Share-based compensation expense(1)	66,658	92,651
Unusual or non-recurring (gains) and losses(2)	(373,653)	5,207
Pro forma EBITDA for certain transactions(3)	5,834	7,551
Other(4)(5)	116,975	91,829
Covenant Adjusted EBITDA	$1,284,945	$1,463,650

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$5,921,485	$8,017,097
Less: Cash and cash equivalents and short-term marketable securities(6)	469,435	411,707
Net Debt	$5,452,050	$7,605,390
Covenant Adjusted EBITDA	$1,284,945	$1,463,650
Net Debt/Covenant Adjusted EBITDA(7)	4.2	5.2

(1) Represents share-based compensation expense resulting from the application of accounting for stock options, restricted stock units, performance stock units, deferred stock unit awards and employee stock purchases.

(2) The twelve months ended March 29, 2024 represents the fiscal 2024 non-cash charge for the impairment of certain assets related to a business held-for-sale ($2.3 million), the fiscal 2023 gain from the sale of the Company's equity method investment in AIM Services, Co., Ltd. ($377.1 million) and the fiscal 2023 loss from the sale of a portion of the Company's equity investment in the San Antonio Spurs NBA franchise ($1.1 million). The twelve months ended March 31, 2023 represents the fiscal 2023 non-cash charge for the impairment of certain assets related to a business that was sold ($5.2 million).

(3) Represents the annualizing of net EBITDA from certain acquisitions and divestitures made during the period.
(4) "Other" for the twelve months ended March 29, 2024 includes adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($51.8 million), charges related to the Company's spin-off of the Uniform segment ($45.5 million), income related to non-United States governmental wage subsidies ($13.6 million), the impact of hyperinflation in Argentina ($11.4 million), the reversal of contingent consideration liabilities related to acquisition earn outs, net of expense ($11.3 million), net severance charges ($10.1 million), non-cash charges for inventory write-downs ($6.1 million), labor charges and other expenses associated with closed or partially closed locations from adverse weather ($5.4 million), non-cash charges related to information technology assets ($2.1 million), multiemployer pension plan withdrawal charges ($2.0 million) and other miscellaneous expenses.

(5) "Other" for the twelve months ended March 31, 2023 includes the reversal of contingent consideration liabilities related to acquisition earn outs, net of expense ($89.0 million), severance charges ($54.0 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($38.7 million), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment related to certain real estate properties ($29.3 million), non-cash charges for inventory write-downs to net realizable value and fixed asset write-offs related to personal protective equipment ($20.5 million), charges related to the Company's intention to spin-off the Uniform segment ($19.7 million), the loss from the change in fair value related to certain gasoline and diesel agreements ($7.2 million), favorable adjustments for the EBITDA impact attributable to equity investments that are permitted in the calculation in accordance with the Credit Agreement and indentures, primarily from the Company's previous ownership interest in AIM Services Co., Ltd. ($6.9 million), the gain from the sale of land ($6.8 million), the gain from a funding agreement related to a legal matter ($6.5 million), the impact of hyperinflation in Argentina ($6.4 million), non-cash charges related to information technology assets ($6.1 million), pension withdrawal charges ($4.7 million), the favorable impact related to a client contract dispute ($4.0 million), legal settlement charges ($2.7 million) and other miscellaneous expenses.
(6) Short-term marketable securities represent held-to-maturity debt securities with original maturities greater than three months, which are maturing within one year and will convert back to cash. Short-term marketable securities are included in "Prepayments and other current assets" on the Condensed Consolidated Balance Sheets.
(7) The twelve months ended March 31, 2023 reflects reported net debt to covenant adjusted EBITDA, which includes the reported results of the Uniform segment prior to the spin-off. The twelve months ended March 29, 2024 has been restated to exclude the results of the Uniform segment for the entire period, including quarters prior to the spin-off.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended	Three Months Ended	Three Months Ended
	March 29, 2024	December 29, 2023	March 29, 2024
Net cash (used in) provided by operating activities of Continuing Operations	$(435,797)	$(657,077)	$221,280

Net purchases of property and equipment and other	(192,243)	(111,201)	(81,042)

Free Cash Flow	$(628,040)	$(768,278)	$140,238

	Six Months Ended	Three Months Ended	Three Months Ended
	March 31, 2023	December 30, 2022	March 31, 2023
Net cash (used in) provided by operating activities of Continuing Operations	$(362,438)	$(615,748)	$253,310

Net purchases of property and equipment and other	(162,595)	(85,557)	(77,038)

Free Cash Flow	$(525,033)	$(701,305)	$176,272

	Six Months Ended	Three Months Ended	Three Months Ended
	Change	Change	Change
Net cash used in operating activities of Continuing Operations	$(73,359)	$(41,329)	$(32,030)

Net purchases of property and equipment and other	(29,648)	(25,644)	(4,004)

Free Cash Flow	$(103,007)	$(66,973)	$(36,034)